                                                                  EXHIBIT 10.12




July 1, 1996

Gary Martin
Chief Financial Officer
3D/fx Interactive, Inc.
415 Clyde Ave., Suite 105
Mountain View, CA 94043

Dear Gary:

Silicon Valley Bank ("Bank") is pleased to commit the following loans ("Loans") to 3D/fx Interactive, Inc. ("Borrower") under the terms and conditions in this letter. This letter is not meant to be, nor shall it be construed as, an attempt to define all of the terms and conditions of the loans. The following is a summary of the basic points of our proposal:

CREDIT FACILITY:           A.       $4,000,000 Revolving Accounts Receivable
                                    Line of Credit, with the full amount of the facility available for the issuance of letters of credit.

                           B.       $2,000,000 Term Loan.

MATURITY:                  A.       12 months from execution of loan documents.

                           B. Draw-Down Period: 6 months from execution of loan documents. Repayment Period: 18 months following Draw-Down Period.

COLLATERAL:                First priority security interest in all corporate
                           assets. Facilities will be cross defaulted and cross-collateralized.

INTEREST RATE:             A.       Prime Rate plus 0.50%, floating.
                           B.       OPTION 1:     Prime Rate plus 1.50%,
                                                  floating. This option carries
                                                  no prepayment penalty.

                                    OPTION        2: Draw period - Prime Rate
                                                  plus 1.50%, floating.
                                                  Repayment - Fixed rate of 400
                                                  basis points above the current
                                                  yield given on US Treasury
                                                  securities of equal maturity.
                                                  The rate will be set at the
                                                  conclusion of the draw period.
                                                  This option carries a
                                                  prepayment penalty.

LOAN FEE:                  A.       $20,000 (0.5%), due upon acceptance of
                                    commitment.

                           B.       $10,000 (0.5%), due upon acceptance of
                                    commitment.

WARRANTS:                  A.       None.
                           B.       None.

                                                         3D/fx Interactive, Inc.
                                                               Commitment Letter
                                                                        Page -2-

BORROWING FORMULA:         A.       Lesser of Facility amount or 75% of standard
                                    eligible* accounts receivable Borrower may increase borrowing base availability by pledging cash & equivalents in the amount of 100% of any request exceeding eligible A/R base.

                                    *Standard ineligibles will be modified to allow up to a 35% concentration for any one A/R debtor in any one month during the term of the Facility.

                           B.       100% of the invoice cost of equipment,
                                    software and leaseholds.
                                    Expenses related to sales tax, installation
                                    and/or delivery will be excluded.
WARRANTIES &
COVENANTS:                 Borrower shall make customary representations,
                           warranties, and covenants, together with such other representations, warranties, and covenants as the Bank or its counsel may deem reasonably necessary or desirable, including the following:

                           FINANCIAL COVENANTS:
                           Borrower will agree to maintain the following financial covenants monthly when there is an outstanding balance under Facility A or B (quarterly otherwise):

                           1.       Minimum Quick Ratio of 1.50 to 1;
                           2.       Minimum Tangible Net Worth of $3,750,000;
                           3. Maximum Debt to Tangible Net Worth of 2.00 to 1;
                           4. Quarterly profitability required starting Q496. Q296 and Q396 losses not to exceed ($4,250,000) and ($1,700,000), respectively;
                                    annual profitability required beginning
                                    FY97;
                           5. *MINIMUM LIQUIDITY coverage of 2x Facility B commitment required until expiration of drawdown; 2x loan outstanding under Facility B required thereafter.

                                     *MINIMUM LIQUIDITY applies to Facility B
                                    only and is defined as unrestricted cash
                                    (and equivalents) plus 50% of net accounts receivable or net available under A/R line of credit.

REPORTING
REQUIREMENTS:              1.       Within 90 days of fiscal year-end,
                                    CPA-audited annual financial statements;
                           2.       Monthly company-prepared financial
                                    statements, prepared in accordance with GMP, and Covenant Compliance Certificate received within fifteen (15) days of month end when there is an outstanding balance* under Facility A or B; quarterly, within 30 days otherwise;
                           3.       Monthly Borrowing Base Certificate, accounts
                                    receivable agings and accounts payable
                                    agings received within fifteen days (15) of month end immediately prior to and while there is an outstanding balance* under Facility A;

                                                         3D/fx Interactive, Inc.
                                                               Commitment Letter
                                                                        Page -3-

                           4. Collateral audit required prior to initial cash advance under Facility A and within 30 days following a non-cash secured L/C issuance; audits performed semi-annually thereafter so long as there is an outstanding balance* under Facility A. Cost of the examinations are at Borrower's expense.

                                    *Bank will permit letters of credit to be issued in an amount not to exceed 25% of gross A/R without considering such issuances as outstandings under Facility A. Borrower will be required to submit a Borrowing Base Certificate and A/R aging prior to initial letter of credit issuance secured by A/R.

OTHER REQUIREMENTS:        1.       Primary banking relationship to be
                                    maintained with Bank.
                           2.       Copies of invoices prior to each advance on
                                    the Term Loan.
                           4.       Proof of insurance on all corporate assets
                                    with Lenders' Loss Payable F Clause naming
                                    Bank Loss Payee.

EXPENSES:                  Borrower shall pay all of the Bank's fees and charges
                           in connection with the Loans, including all reasonable fees of Bank's counsel. Such costs payable by Borrower are in addition to the Loan Fees described above. In the event the Loan does not close, the Loan Fees to Borrower shall be reduced by the aggregate of all expenses and charges.

CONDITIONS
OF CLOSING:                The following shall be satisfied prior to closing and
                           shall be conditions precedent to the Bank's obligation to fund the Loans:

                           1.       Compliance with all warranties and
                                    covenants, including financial and reporting requirements.
                           2. After due-diligence inquiry conducted by the Bank there shall be no discovery of any facts or circumstances which would negatively affect, in the Bank's sole discretion, collectability of the Loans against Borrower.

If these basic terms and conditions are acceptable, please so indicate by signing the enclosed copy of this letter and returning it with the Loan Fees to the attention of the undersigned by Wednesday, July 10, 1996 or such later date agreed upon by Bank in writing. The proposal will constitute your instruction to the Bank to commence, at your expense, documentation which shall supersede this letter. This letter is intended to set forth the proposed terms of the Loans currently under discussion between us. Except for your obligation to pay the Bank's expenses and charges described above, this letter and our other communications and negotiations regarding the proposed Loans do not constitute an agreement or an offer and do not create any legal rights benefiting, or obligations binding on, either of us. It is intended that all legal rights and obligations of the Bank and Borrower will be set forth in definitive loan documents.

                                                         3D/fx Interactive, Inc.
                                                               Commitment Letter
                                                                        Page -4-

Gary, we are pleased to provide you with this commitment. We hope these loans provide the foundation for a long and mutually beneficial relationship.

Sincerely,

SILICON VALLEY BANK



________________________________
Michael J. Rose, Vice President



________________________________
Sean Lynden, Vice President & Group Manager

AGREED TO AND ACCEPTED THIS _________ DAY OF ________, 1996


3DFX INTERACTIVE, INC.


By: ________________________________
    Vice President, Administration & CFO

Its: _______________________________